Exhibit 3.1

NATIONWIDE HEALTH PROPERTIES, INC.

Articles Supplementary

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation having its principal Maryland office in Baltimore, Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”), the Board of Directors has duly classified 1,150,000 shares of the Preferred Stock (par value $1.00 per share) of the Corporation as 7.75% Series B Cumulative Convertible Preferred Stock (par value $1.00 per share) of the Corporation (the “Convertible Preferred Stock”) and has provided for the issuance of such shares.

SECOND: The Convertible Preferred Stock classified hereby shall have the following preferences, conversion and other rights, voting powers, restrictions, limitation as to dividends, qualifications and terms and conditions of redemption and repurchase and shall be subject to all provisions of the Articles relating to the stock of the Corporation generally:

1. Designation and Amount; Ranking.

(a) The designation of the Convertible Preferred Stock described in Article FIRST hereof shall be “7.75% Series B Cumulative Convertible Preferred Stock (par value $1.00 per share).” The number of shares of Convertible Preferred Stock to be authorized shall be 1,150,000.

(b) The Convertible Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (i) senior to all Junior Stock, (ii) on a parity with the Series A Preferred Stock and all other Parity Stock and (iii) junior to all Senior Stock.

2. Definitions

As used in this Article SECOND, the following terms shall have the following meanings:

“Additional Premium” has the meaning set forth in Section 8(d).

“Adjustment Event” has the meaning set forth in Section 7(i)(x).

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Closing Sale Price” means, with respect to the Common Stock on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated; provided that, in the absence of such a quotation, the Corporation shall determine the Closing Sale Price on the basis it considers appropriate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.10 per share, of the Corporation.

“Continuing Director” means a director of the Corporation who either was a member of the Board of Directors on June 28, 2004 or who becomes a member of the Board of Directors subsequent to that date and whose appointment or election or nomination for election by stockholders of the Corporation is duly approved by a majority of the continuing directors on the Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors in which such individual is named as nominee for director.

“Conversion Price” means, as of any date, the liquidation preference of $100 per share of Convertible Preferred Stock divided by the Conversion Rate as of such date and rounded to the nearest cent. The Conversion Price shall initially be $22.74.

“Conversion Rate” has the meaning set forth in Section 7(h).

“Depositary” means, with respect to shares of Convertible Preferred Stock in book-entry form, the applicable depositary for the Convertible Preferred Stock which will initially be The Depository Trust Company.

“Determination Date” has the meaning set forth in Section 7(i)(x).

“Dividend Payment Date” has the meaning set forth in Section 3(a).

“Dividend Record Date” means the March 15, June 15, September 15 and December 15 next preceding the applicable Dividend Payment Date.

“Effective Date” has the meaning set forth in Section 8(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Time” has the meaning set forth in Section 7(i)(i)(5).

“Fundamental Change” means the occurrence at any time after the Issue Date that of any of the following:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Corporation, its subsidiaries or its or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the common equity of the Corporation entitled to vote generally in the election of directors;

(2)	consummation of any share exchange, consolidation or merger of the Corporation or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than the Corporation or one or more of its subsidiaries, pursuant to which the Common Stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of common equity of the Corporation immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change;

(3)	Continuing Directors cease to constitute at least a majority of the Board of Directors;

(4)	the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or

(5)	the Common Stock or other common stock into which the Convertible Preferred Stock is convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if all of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (“Publicly Traded Securities”) and as a result of such transaction or transactions the Convertible Preferred Stock becomes convertible into such Publicly Traded Securities, excluding cash payments for fractional shares. For purposes of the foregoing, the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations, or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Fundamental Change Repurchase Date” has the meaning specified in Section 8(a).

“Fundamental Change Repurchase Election” has the meaning specified in Section 8(c)(i).

“Fundamental Change Repurchase Notice” has the meaning specified in Section 8(b).

“Fundamental Change Repurchase Price” has the meaning specified in Section 8(a).

“Issue Date” means July 2, 2004, the original date of issuance of the Convertible Preferred Stock.

“Junior Stock” means all classes of the Common Stock and each other class of capital stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series ranks junior to the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Liquidation Value Conversion” has the meaning set forth in Section 7(a).

“Make-Whole Premium” has the meaning set forth in Section 8(d).

“Market Price” means, with respect to any Fundamental Change Repurchase Date, the average of the Closing Sale Prices of the Common Stock for the twenty (20) consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Repurchase Date, appropriately adjusted to take into account the occurrence, during such twenty (20) Trading-Day period of any event described in Section 7(i); provided that in no event shall the Market Price be less than $0.01.

“Moody’s” means Moody’s Investor Service, Inc.

“Parity Stock” means the Series A Preferred Stock and any other series of Preferred Stock established after the Issue Date unless the terms of such series of Preferred Stock expressly provide that such class or series will rank other than on a parity with the Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock Corporation, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Reference Dividend” has the meaning set forth in Section 7(i)(i)(4).

“REIT” means a Real Estate Investment Trust as defined by the Code.

“Senior Stock” means each class of capital stock or series of Preferred Stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Series A Preferred Stock” means the series of Preferred Stock of the Corporation designated as the “7.677% Series A Cumulative Preferred Step-Up REIT Securities (par value $1.00 per share).”

“Standard and Poor’s” means Standard & Poor’s Ratings Services.

“Stock Price” has the meaning set forth in Section 8(d).

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on Nasdaq or, the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.

“Trading Price” means, on any date of determination, the Trading Price determined by the Corporation or the Calculation Agent equal to the closing sale price per share of Convertible Preferred Stock (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Convertible Preferred Stock is traded or, if the Convertible Preferred Stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Trading Price will mean the average of the secondary market bid quotations obtained by the Corporation or the Calculation Agent for 5,000 shares of Convertible Preferred Stock at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers that the Corporation or the Calculation Agent selects; provided that if three such bids cannot reasonably be obtained by the Corporation or the Calculation Agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Corporation or the Calculation Agent, that one bid shall be used. If the Corporation or the Calculation Agent cannot reasonably obtain at least one bid for 5,000 shares of Convertible Preferred Stock from a nationally recognized securities dealer, then the Trading Price per share of Convertible Preferred Stock will be deemed to be less than 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate.

“Transaction” has the meaning set forth in Section 7(j).

“Transfer Agent” shall mean The Bank of New York, a New York banking corporation, the Corporation’s duly appointed transfer agent and Registrar and Calculation, Conversion and Dividend Disbursing Agent for the Convertible Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.

3. Dividends and Distribution Provisions.

(a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, holder of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.75% of the liquidation preference per annum (equivalent to $7.75 per share per annum). Such dividends shall be cumulative from the Issue Date and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31(each, a “Dividend Payment Date”); provided that, if any Dividend Payment Date falls on a day that is not a Business Day, the related dividend will be paid on the next day that is a Business Day, with the same force and effect as if the dividend payment had been made on such Dividend Payment Date and without any interest or other payment with respect to the delay. The first Dividend Payment Date will be September 30, 2004. Dividends on the Convertible Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the records of the Corporation at the close of business on the applicable Dividend Record Date.

(b) Dividends on the Convertible Preferred Stock shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any dividend period or periods the Corporation shall have funds legally available for payment of such dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears. Holders of Convertible Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends as described above.

(c) Except if the Corporation determines it is necessary to maintain its status as a REIT, no dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.

(e) Except if the Corporation determines it is necessary to maintain its status as a REIT, no dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Convertible Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Convertible Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

(f) If the Corporation determines that it is necessary to maintain its status as a REIT, the Board of Directors may declare dividends on the Convertible Preferred Stock in shares of other classes and series of stock of the Corporation.

4. Liquidation Rights.

(a) In the event of the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution is made to holders of Junior Stock (including Common Stock), a liquidation preference in the amount of $100 per share of the Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the liquidation preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(b) Neither the sale of all or substantially all of the assets or business (other than in connection with the liquidation, winding-up or dissolution of the Corporation) of the Corporation, nor a merger or consolidation of the Corporation into or with any other Person, will be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

5. Redemption.

(a) Subject to Section 5(d), the Corporation may not redeem the Convertible Preferred Stock prior to July 5, 2009. On and after July 5, 2009, the Corporation may, at its option upon not less than 30 nor more than 60 days’ written notice, redeem the Convertible Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption prices specified below, plus accumulated and unpaid dividends to the date of redemption, for redemptions on and after each of the dates specified below:

Redemption on and after	Price
July 5, 2009	$103.875
July1, 2010	$103.100
July1, 2011	$102.325
July1, 2012	$101.550
July1, 2013	$100.775
July1, 2014	$100.000

The redemption price of the Convertible Preferred Stock (other than accumulated and unpaid dividends) is payable solely out of proceeds from the sale of other capital stock of the

Corporation, which may include Common Stock, preferred stock, depositary shares, participation or other ownership interests in the Corporation, however designated, and any rights, warrants or options (excluding debt securities convertible into or exchangeable for capital stock of the Corporation) for the purchase of any thereof. Holders of shares of Convertible Preferred Stock to be redeemed shall surrender their shares at the place designated in the redemption notice provided pursuant to Section 5(b) and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon redemption following surrender of the shares. If fewer than all of the outstanding shares of Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Corporation, and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Corporation.

(b) Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the Convertible Preferred Stock at the address shown on the share transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Convertible Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for shares of Convertible Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the Convertible Preferred Stock will cease to accumulate on such redemption date. If fewer than all shares of Convertible Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Convertible Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Convertible Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of Convertible Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accumulate on such shares of Convertible Preferred Stock, such shares of Convertible Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

(c) Holders of shares of Convertible Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividends payable with respect to such shares of Convertible Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Convertible Preferred Stock which have been called for redemption.

(d) The Convertible Preferred Stock will not be subject to any sinking fund or mandatory redemption. However, in order to preserve the Corporation’s status as a REIT, the Convertible Preferred Stock may be subject to purchase by the Corporation, as provided in Article V of the Articles of this Corporation.

6. Voting Rights.

(a) Except as indicated in this Section 6, or except as otherwise from time to time required by the laws of the State of Maryland, the holders of Convertible Preferred Stock will have no voting rights.

(b) If dividends on the Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Convertible Preferred Stock, voting as a single class with any other preferred stock having similar voting rights that are exercisable (including the Series A Preferred Stock), will be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board of Directors of the Corporation. Upon the election of any such additional directors, the number of directors that comprise the Board of Directors shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preferred Stock has been paid in full. In order to implement more fully the provisions of this Section 6(b), the Corporation hereby elects to be subject to the provisions of Section 3-804(b) of the Maryland General Corporation Law, which provides, in effect here, that notwithstanding any provision in the Articles or in the Bylaws of the Corporation, the number of directors shall be fixed by the Board of Directors, which has done so for this purpose by the approval of the other terms of this Section 6(b).

(c) The approval of two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a series, is required (i) in order to amend the Corporation’s Articles Supplementary or Articles of Incorporation to affect adversely the rights, preferences or voting power of the holders of shares of Convertible Preferred Stock, or (ii) for the authorization or issuance of any class of Senior Stock (or any security convertible into Senior Stock). However, the Corporation may create additional classes of Parity Stock and Junior Stock, increase the authorized number of shares of Parity Stock and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of shares of Convertible Preferred Stock or Parity Stock. Any such issuance of Parity Stock or Junior Stock shall not be deemed to affect adversely the rights of the holders of the Convertible Preferred Stock. The separate votes of the holders of the outstanding shares of the Convertible Preferred Stock provided for in this Section (6)(c) will, in each case, be in addition to any required vote of the holders of other classes and series of the Corporation’s stock necessary to authorize the action in question.

(d) Except as provided above and as required by law, the holders of Convertible Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, or a sale, lease or transfer of all or substantially all of the assets of the Corporation.

7. Conversion.

(a) Each holder of Convertible Preferred Stock shall have the right, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Convertible Preferred Stock into Common Stock on the terms set forth herein. In such case, the shares of Convertible Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the product of the number of shares of Convertible Preferred Stock being so converted multiplied by the Conversion Rate in effect at the time of such conversion. The Convertible Preferred Stock shall be convertible only during the following periods upon the occurrence of one of the following events:

(i) during any calendar quarter commencing after September 30, 2004 and before June 30, 2029, if the Closing Sale Price of the Common Stock for at least twenty (20) Trading Days during the period of thirty (30) consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is greater than or equal to 125% of the Conversion Price on such Trading Day and, at any time on or after June 30, 2029 if the Closing Sale Price of the Common Stock is greater than or equal to 125% of the Conversion Price;

(ii) in the event that the Corporation calls the Convertible Preferred Stock for redemption, at any time prior to the close of business on the second Business Day immediately preceding the redemption date; provided that only those shares of Convertible Preferred Stock that are called for redemption may be converted following such an event;

(iii) as provided in Section 7(b);

(iv) during the five (5) Business Day period immediately after any five (5) consecutive Trading Day period in which the Trading Price per share of Convertible Preferred Stock for each day of such five (5) day measurement period was less than 98% of the product of the average of the Closing Sale Prices of the Common Stock for each day during such five (5) day measurement period and the Conversion Rate, as determined following a request by a holder of Convertible Preferred Stock in accordance with the procedures described below; or

(v) upon the occurrence of certain reductions in credit ratings as follows:

(1)	in the event that the Convertible Preferred Stock is assigned a credit rating by either Moody’s or Standard & Poor’s, when the long-term credit rating assigned to the Convertible Preferred Stock by either Moody’s or Standard & Poor’s is more than two levels below the credit rating initially assigned to the Convertible Preferred Stock; or

(2)	if after either Moody’s or Standard & Poor’s has assigned the Convertible Preferred Stock a credit rating, such rating is discontinued, suspended or withdrawn by such rating agency.

Notwithstanding the foregoing, if, on the date of any conversion pursuant to Section 7(a)(iv) on or after June 30, 2029, the Closing Sale Price of the Common Stock on the Trading Day prior to the date of such conversion is greater than 100% but less than 125% of the Conversion Price, the holders of shares of Convertible Preferred Stock surrendered for conversion shall receive, in lieu of Common Stock based on the Conversion Rate, cash or Common Stock or a combination of cash and Common Stock, at the Corporation’s option, with a value equal to the liquidation preference of the shares of Convertible Preferred Stock to be converted plus accumulated and unpaid dividends, if any, to (but excluding) the Conversion Date (a “Liquidation Value Conversion”). Any Common Stock delivered upon a Liquidation Value Conversion will be valued at the average of the Closing Sale Price of the Common Stock for a five (5) Trading Day period starting the third Trading Day following the Conversion Date. If a holder of Convertible Preferred Stock surrenders its shares of Convertible Preferred Stock for a Liquidation Value Conversion, the Corporation shall notify such holder by the second Trading Day following the Conversion Date that it is a Liquidation Value Conversion and whether the Corporation will pay such holder all or a portion of such liquidation preference and accumulated and unpaid dividends, if any, in cash, Common Stock or a combination of cash and Common Stock, and in what percentage. The Corporation shall pay such holder any portion of such liquidation preference and accumulated and unpaid dividends, if any, to be paid in cash and deliver Common Stock with respect to any portion of such liquidation preference and dividends to be paid in Common Stock, no later than the third (3rd) Business Day following the determination of the average Closing Sale Price of the Common Stock.

The Corporation or its designated agent shall determine on a daily basis during the time period specified in clause (i) above whether the Convertible Preferred Stock shall be convertible as a result of the occurrence of an event specified in clause (i) above and, if the Convertible Preferred Stock shall be so convertible, the Corporation shall promptly deliver to the Conversion Agent written notice thereof. Whenever the Convertible Preferred Stock shall become convertible pursuant to this 7, the Corporation shall notify the holders of the event triggering such convertibility and the Corporation shall also publicly announce such information by publication on the Corporation’s web site or through such other public medium as it may use at such time. Any notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.

The Calculation Agent shall have no obligation to determine the Trading Price under this Section 7 unless the Corporation has requested in writing such a determination; and the Corporation shall have no obligation to make such request unless a holder provides it with reasonable evidence that the Trading Price per share of Convertible Preferred Stock would be less than 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate. If such evidence is provided, the Corporation shall instruct the Calculation Agent in writing to determine the Trading Price of the Convertible Preferred Stock beginning on the next Trading Day and on each successive Trading Day until, and only until, the Trading Price per share of Convertible Preferred Stock is greater than or equal to 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate.

(b)	If:

(i) (A) the Corporation distributes to all holders of shares of the Common Stock any rights, warrants, options or other securities entitling them (for a period of not more than forty-five (45) days after the date of issuance thereof) to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the declaration date of the distribution, or (B) the Corporation distributes to all holders of shares of Common Stock assets (including cash), debt securities or other property or rights to subscribe for or purchase securities of the Corporation (other than those described in clause (A) above), which distribution has a per share value as determined by the Corporation’s Board of Directors and set forth in a board resolution exceeding 5% of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the declaration date of such distribution, then, in either case, shares of Convertible Preferred Stock may be surrendered for conversion at any time on and after the date that the Corporation gives notice to the holders of Convertible Preferred Stock of such distribution, which notice shall be given not less than twenty (20) days prior to the ex dividend date for such distribution, until the earlier of the close of business on the Business Day immediately preceding the ex dividend date or the date the Corporation publicly announces that such distribution will not take place; provided, that no holder of shares of Convertible Preferred Stock may exercise its right to convert if the holder will, by virtue of being a holder of Convertible Preferred Stock, otherwise participate in such distribution without conversion;

(ii) the Corporation consolidates with or merges with or into another Person or is a party to a binding share exchange or sells all or substantially all of its assets, in each case pursuant to which the Common Stock would be converted into cash, securities or other property or if a Fundamental Change occurs, then shares of Convertible Preferred Stock may be surrendered for conversion at any time from and after the date which is fifteen (15) days prior to the anticipated effective date of the transaction or the Fundamental Change and until and including the date which is fifteen (15) days after the actual effective date of such transaction or such Fundamental Change. At the effective time of such transaction or such Fundamental Change, if applicable, the right to convert Convertible Preferred Stock into shares of Common Stock will be changed into a right to convert such Convertible Preferred Stock into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its shares of Convertible Preferred Stock into shares of Common Stock immediately prior to such transaction or Fundamental Change. If the Corporation engages in any transaction described in the preceding sentence, the Conversion Rate will not otherwise be adjusted.

The Board of Directors shall determine the anticipated effective date of any transaction or Fundamental Change described in clause (ii) above, and such determination shall be conclusive and binding on the holders and shall be publicly announced by the Corporation by publication on its web site or through such other public medium as it may use at that time not later than two (2) Business Days prior to the first fifteen (15) day period referred to therein.

If the event giving rise to the conversion right pursuant to clause (i) or (ii) above is a Fundamental Change for which a Make-Whole Premium would have been payable upon the election of a holder of Convertible Preferred Stock to require the repurchase of such Convertible Preferred Stock pursuant to Section 8, a holder who instead elects to convert its shares of Convertible Preferred Stock pursuant to this Section 7(b) will be entitled to receive (x) shares of Common Stock in respect of the conversion obligation, plus (y) the Make-Whole Premium, which may be paid in cash, shares of Common Stock, or a combination thereof.

(c) Shares of Convertible Preferred Stock in respect of which a holder is electing to exercise its option to require repurchase upon a Fundamental Change pursuant to

Section 8 may be converted only if such holder withdraws its election in accordance with Section 8. A holder of Convertible Preferred Stock is not entitled to any rights of a holder of Common Stock until such holder has converted its Convertible Preferred Stock into Common Stock, and only then to the extent such Convertible Preferred Stock is deemed to have been converted to Common Stock under this Section 7.

(d) The conversion right of a holder of Convertible Preferred Stock in certificated form shall be exercised by the holder by the surrender to the Corporation or the Conversion Agent, accompanied by the form set forth on the reverse of the Convertible Preferred Stock certificate entitled “Form of Conversion Notice.” The conversion right of a beneficial owner of Convertible Preferred Stock in book-entry form shall be exercised by the holder in accordance with the procedures of the Depositary.

As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Corporation shall issue and shall deliver to such holder of Convertible Preferred Stock at the office or agency maintained by the Corporation for that purpose, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Convertible Preferred Stock as determined by the Corporation in accordance with the provisions of this Section 7 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, calculated by the Company as provided in Section 7(g). In case any Convertible Preferred Stock share certificate shall be surrendered for partial conversion, the Corporation shall execute and deliver to the holder of the Convertible Preferred Stock so surrendered, without charge to such holder, a new share certificate in an aggregate liquidation preference equal to the unconverted portion of the surrendered certificate.

Each conversion shall be deemed to have been effected as to any shares of Convertible Preferred Stock on the first date on which the requirements set forth in this Section 7 have been satisfied, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such requirements shall have been satisfied.

(e) Holders of shares of Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date or the default by the Corporation in payment of the dividend due on such Dividend Payment Date. However, any shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any Dividend Record Date to the close of business on the Business Day immediately preceding the applicable Dividend Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Corporation, of an amount equal to the dividend otherwise payable on such Dividend Payment Date on the shares of Convertible Preferred Stock being converted; provided that no such payment need be made (1) if the Corporation has specified a redemption date that is after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, or (2) to the extent of all accumulated and unpaid dividends in respect of all Dividend Payment Dates prior to the date on which the holder effects conversion. Except as provided above in this Section 7(e), no payment or other adjustment shall be made for dividends accumulated on any shares of Convertible Preferred Stock converted or for dividends on any shares issued upon the conversion of such shares of Convertible Preferred Stock as provided in this Section 7.

(f) Upon the conversion of shares of Convertible Preferred Stock, that portion of the accumulated and unpaid dividends with respect to the converted shares to (but excluding) the date on which conversion is effected shall not be canceled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Convertible Preferred Stock being converted pursuant to the provisions hereof.

(g) No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock that shall be issuable upon conversion shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered for conversion. If any fractional share of stock would be issuable upon the conversion of any Convertible Preferred Stock, the Corporation shall make an adjustment and payment therefor in cash to the holder thereof at the Closing Sale Price of the Common Stock on the last Trading Day immediately preceding the day on which the applicable shares of Convertible Preferred Stock are deemed to have been converted.

(h) Each share of Convertible Preferred Stock shall be convertible into 4.3975 shares of Common Stock (the “Conversion Rate”), subject to adjustment as provided in this Section 7. References to Conversion Rate in these Articles Supplementary means the Conversion Rate in effect on the relevant date.

(i) (i) The Conversion Rate shall be adjusted from time to time by the Corporation as follows:

(1)	If shares of Common Stock are issued as a dividend or distribution on shares of Common Stock, or if a share split or share combination is effected, the Conversion Rate will be adjusted based on the following formula:

CR’=CR0 x	OS’
OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to such event

CR’ =	the Conversion Rate in effect immediately after such event

OS0 =	the number of shares of Common Stock outstanding immediately prior to such event
OS’ =	the number of shares of Common Stock outstanding immediately after such event

An adjustment made pursuant to this subsection (1) shall become effective on the date immediately after (x) the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subsection (1) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If any rights, warrants, options or other securities are issued to all or substantially all of the holders of shares of Common Stock entitling them for a period of not more than forty-five (45) days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or securities convertible into shares of Common Stock within forty-five (45) days after the date of issuance thereof, in either case at an exercise price per share or a conversion price per share less than the Closing Sale Price of the Common Stock on the Business Day immediately preceding the time of announcement of such issuance, the Conversion Rate will be adjusted based on the following formula:

CR’=CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to such event

CR’ =	the Conversion Rate in effect immediately after such event

OS0 =	the number of shares of Common Stock outstanding immediately prior to such event

X =	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of shares of Common Stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days prior to the Business Day immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities

An adjustment made pursuant to this subsection (2) shall be made successively whenever such rights, warrants, options, other securities or convertible securities are issued, and shall become effective on the day following the date of announcement of such issuance. If, at the end of the period during which such rights, warrants, options, other securities or convertible securities are exercisable or convertible, not all rights, warrants, options, other securities or convertible securities have been exercised or converted, as the case may be, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion of convertible securities actually issued).

For purposes of Section 7(b) and this Section 7(i)(i)(2), in determining whether such rights, warrants, options, other securities or convertible securities entitle the holder to subscribe for or purchase or exercise a conversion right for shares of Common Stock at less than the average Closing Sale Price of the Common Stock, and in determining the aggregate exercise or conversion price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors.

(3)	If shares of the Corporation’s capital stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation or its subsidiaries are distributed to all or substantially all of the holders of shares of Common Stock, excluding:

(i)	dividends, distributions and rights, warrants, options, other securities or convertible securities referred to in clause (1) or (2) above;

(ii)	dividends or distributions exclusively in cash referred to in clause (4) below; and

(iii)	spin-offs described below in this clause (3),

then the Conversion Rate will be adjusted based on the following formula:

CR’=CR0 x	SP0
SP0 - FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to such distribution

CR’ =	the Conversion Rate in effect immediately after such distribution

SP0 =	the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days prior to the Business Day immediately preceding the record date for such distribution
FMV =	the fair market value (as determined in good faith by the Board of Directors of the Corporation) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the record date for such distribution

An adjustment made pursuant to the above paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the dated fixed for the determination of stockholders entitled to receive such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on the Common Stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “spin-off”), the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR’=CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to such distribution

CR’ =	the Conversion Rate in effect immediately after such distribution

FMV0 =	the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of shares of Common Stock applicable to one share of Common Stock over the first ten (10) consecutive Trading Days after the effective date of the spin-off

MP0 =	the average of the Closing Sale Prices of the Common Stock over the first 10 consecutive Trading Days after the effective date of the spin-off

The adjustment to the Conversion Rate under the preceding paragraph will occur on the tenth (10th) Trading Day after the effective date of the spin-off.

If any such dividend or distribution described in this subsection (3) is declared but not paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If any cash dividend or distribution is paid or made during any of the Corporation’s quarterly fiscal periods to all or substantially all of the holders of Common Stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $.37 (the “Reference Dividend”) multiplied by the number of shares of Common Stock outstanding on the record date for such distribution, the Conversion Rate will be adjusted based on the following formula:

CR’=CR0 x	SP0
SP0 - C

where,

CR0	=	the Conversion Rate in effect immediately prior to the record date for such distribution

CR’	=	the Conversion Rate in effect immediately after the record date for such distribution

SP0	=	the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days prior to the Business Day immediately preceding the record date of such distribution

C	=	the amount in cash per share the Corporation distributes to holders of shares of Common Stock that exceeds the Reference Dividend.

An adjustment made pursuant to this clause (4) shall become effective on the date immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (4) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

The Reference Dividend shall be subject to adjustment on account of any of the events set forth in clause (1). Any such adjustment will be effected by multiplying the Reference Dividend by a fraction, the numerator of which will equal OS0 and the denominator of which will equal OS’ , in each case, within the meaning of clause (1).

(5)	The Conversion Rate will be increased if the Corporation or any of its subsidiaries purchases shares of Common Stock pursuant to a tender offer or exchange offer which involves an aggregate consideration per share of Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer (the “Expiration Time”). The Conversion Rate will be increased based on the following formula:

CR’=CR0 x	AC+(SP’xOS’)
OS0 xSP’

where,

CR0	=	the Conversion Rate in effect on the date such tender offer or exchange offer expires

CR’	=	the Conversion Rate in effect on the day next succeeding the date such tender offer or exchange offer expires

AC	=	the aggregate value of all cash and other consideration (as determined by the Board of Directors) paid or payable for all shares of Common Stock that the Corporation or one of its subsidiaries purchases in the tender offer or exchange offer

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender offer or exchange offer expires

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender offer or exchange offer expires

SP’	=	the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days commencing on the Trading Day next succeeding the date such tender offer or exchange offer expires

Any adjustment made pursuant to this subsection (5) shall become effective on the date immediately following the Expiration Time. If the Corporation is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(ii) The reclassification of Common Stock into securities other than Common Stock (other than any reclassification upon an event to which Section 7(j) applies) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of stockholders entitled to receive such distribution” within the meaning of Section 7(i)(i)(3)), and (b) a subdivision, split or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such split or combination becomes effective” within the meaning of Section 7(i)(i)(1)).

(iii) Notwithstanding the foregoing provisions of Section 7.1(i), no adjustment shall be made thereunder, nor shall an adjustment be made to the ability of a holder of shares of Convertible Preferred Stock to convert, for any distribution described therein if the holder will otherwise, by virtue of it being a holder of Convertible Preferred Stock, participate in the distribution without conversion of such holder’s shares of Convertible Preferred Stock.

(iv) The Corporation may make such increases in the Conversion Rate, in addition to those required by clauses (1) through (6) of Section 7(i)(i), as the Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of capital stock of the Corporation (or rights to acquire such capital stock) resulting from any dividend or distribution of such capital stock (or rights to acquire common stock) or from any event treated as such for income tax purposes.

(v) To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Convertible Preferred a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect and in accordance with applicable law and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(vi) No adjustment to the Conversion Rate need be made:

(1)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan;

(2)	upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant incentive benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(3)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in paragraph (2) above and outstanding as of the Issue Date;

(4)	upon the repurchase by the Corporation of shares of Common Stock from its employee protection and deferred compensation trusts or members of its senior management upon their resignation or termination of employment;

(5)	for a change in the par value of the Common Stock; or

(6)	for accumulated and unpaid dividends.

(vii) No adjustment to the Conversion Rate shall be required in connection with any event, transaction or other occurrence unless the terms of these Articles Supplementary specifically require that such an adjustment be made in connection with such event, transaction or other occurrence.

(viii) All adjustments to the Conversion Rate under this Section 7 shall be made by the Corporation and shall be calculated to the nearest one ten thousandth (1/10,000) of a share.

(ix) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly provide a notice to the Conversion Agent setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such notice, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the holder of each share of Convertible Preferred Stock at its last address appearing on the records of the Corporation within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(x) In any case in which this Section 7 provides that an adjustment shall become effective immediately after (A) a record date for an event, (B) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to Section 7(i)(i)(1), (C) a date fixed for the determination of stockholders entitled to receive rights, warrants, options or other securities pursuant to Section 7(i)(i)(2) or (D) the Expiration Time for any tender or exchange offer pursuant to Section 7(i)(i)(5), (each a “Determination Date”), the Corporation may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the holder of any shares of Convertible Preferred Stock (or portion thereof) converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 7(g); provided that in the case of an adjustment made pursuant to Section 7(i)(i)(4) with respect to a distribution of shares of capital stock of, or similar equity interest in, a subsidiary or other business unit of the Corporation, the Corporation may defer the issuance of such additional shares and cash payment, if any, until the third (3rd) Business Day immediately following the last day of the twenty (20) consecutive Trading Day period commencing on the fifth (5th) Trading Day after the Ex Dividend Date.

For purposes of this Section 7(i)(x), the term “Adjustment Event” shall mean:

(1)	in any case referred to in clause (1) hereof, the occurrence of such event;

(2)	in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made;

(3)	in any case referred to in clause (3) hereof, the date of expiration of such rights, warrants, options or other securities (or the conversion period of any convertible securities issued upon exercise thereof); and

(4)	in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(xi) Notwithstanding anything in this Indenture to the contrary, in no event shall the Conversion Rate be adjusted so that the Conversion Price would be less than $0.01.

(j) In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any consolidation or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in the event of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis) (any of the foregoing, a “Transaction”), each share of Convertible Preferred Stock then outstanding shall, without the consent of any holder of Convertible Preferred Stock, become convertible at any time, at the option of the holder thereof, only into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to the event resulting in the adjustment. The provisions of this Section 7(j) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The provisions of this Section 7(j) shall be the sole right of holders of Convertible Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon. If the provisions of this Section 7(j) apply to any Transaction, then the provisions of Section 7(i) shall not apply to such Transaction.

(k) The issue of stock certificates on conversions of Convertible Preferred Stock shall be made without charge to the converting holder of Convertible Preferred Stock for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of such certificates in any name other than that of the holder of any shares of Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid

(l) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Convertible Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Convertible Preferred Stock.

(m) In case:

(i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 7(i); or

(ii) the Corporation shall authorize the granting to the holders of all or substantially all of the shares of Common Stock of rights, warrants, options or other securities to subscribe for or purchase any share of any class of capital stock of the Corporation or any other rights, warrants, options or other securities of the Corporation; or

(iii) of any reclassification or reorganization of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

the Corporation shall cause to be mailed to each holder of shares of Convertible Preferred Stock at its address appearing in the records of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or grant are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, grant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(n) If the Corporation adopts a rights plan while any Convertible Preferred Stock remains outstanding, holders of Convertible Preferred Stock will receive, upon conversion of their Convertible Preferred Stock, in addition to shares of Common Stock, rights under the Corporation’s stockholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the rights plan adopted by the Corporation have separated from the Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that holders of Convertible Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of shares of Convertible Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed, to all holders of Common Stock, shares of capital stock, evidences of indebtedness or other assets or property pursuant to Section 7(i)(i)(3), subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, the Corporation may amend such applicable stockholder rights agreement to provide that upon conversion of the Convertible Preferred Stock the holders will receive, in addition to shares of Common Stock issuable upon such conversion, the rights which would have attached to such shares of Common Stock if the rights had not become separated from the Common Stock under such applicable stockholder rights agreement. To the extent that the Corporation adopts any future stockholder rights agreement, upon conversion of the Convertible Preferred Stock into shares of Common Stock, a holder of Convertible Preferred Stock shall receive, in addition to shares of Common Stock, the rights under the future stockholder rights agreement whether or not the rights have separated from shares of Common Stock at the time of conversion and no adjustment will be made in accordance with Section 7(i)(i)(3) or otherwise.

8. Fundamental Change.

(a) If a Fundamental Change shall occur at any time, each holder shall have the right, at such holder’s option, to require the Corporation to repurchase all of such holder’s shares of Convertible Preferred Stock, or any fewer number of whole shares, on the date specified in the Fundamental Change Repurchase Notice, which date shall not be later than thirty-five (35) days after the date of the Fundamental Change Repurchase Notice but in no event prior to the date on which such Fundamental Change occurs (the “Fundamental Change Repurchase Date”). The Corporation shall repurchase such shares of Convertible Preferred Stock at a price (the date “Fundamental Change Repurchase Price”) equal to 100% of the liquidation preference of the shares to be repurchased plus accumulated and unpaid dividends, if any, to (but excluding) the Fundamental Change Repurchase Date plus the Make-Whole Premium, if applicable; provided that if such Fundamental Change Repurchase Date falls on a Dividend Payment Date, then the dividends payable on such Dividend Payment Date shall be paid to the holders of record of the shares of Convertible Preferred Stock on the applicable Dividend Record Date instead of the holders surrendering shares of Convertible Preferred Stock for repurchase on such date.

The Corporation’s obligation to repurchase all or a portion of a holder’s shares of Convertible Preferred Stock under this Section 8 shall be satisfied if (a) a third party makes the offer to repurchase the shares of Convertible Preferred Stock at the Fundamental Change Repurchase Price plus, if applicable, the Make-Whole Premium, in the manner and at the times and otherwise in compliance in all material respects with the requirements set out in this Section 8 and (b) such third party (i) purchases all shares of Convertible Preferred Stock properly tendered and not withdrawn with respect to the applicable Fundamental Change and (ii) otherwise complies with the obligations of the Corporation in connection herewith.

The Fundamental Change Repurchase Price (exclusive of accumulated and unpaid dividends which shall be paid in cash) and the Make-Whole Premium, if any, payable to a holder of shares of Convertible Preferred Stock who elects to require the Corporation to repurchase such shares pursuant to this Section 8 will be payable in cash, shares of Common Stock or a combination thereof at the Corporation’s option. The number of shares of Common Stock, if any, to be delivered pursuant to the preceding sentence shall be determined in the manner set forth in Section 8(e). Subject to the next sentence, if the Corporation elects to pay all or any portion of amounts owing on repurchase of the Convertible Preferred Stock in shares of Common Stock, the number of shares of Common Stock issuable in connection with the repurchase may not exceed 33,000,000 shares or such other number of shares of Common Stock as shall then be authorized and available for issuance. If the number of shares of Common Stock issuable upon repurchase of the Convertible Preferred Stock would exceed 33,000,000 shares or such other number of shares of Common Stock as shall then be authorized and available for issuance, the Corporation shall have the option to pay the remainder of the amounts owing on repurchase in cash or such required additional number of shares of Common Stock determined as of the Fundamental Change Repurchase Date in the manner set forth in Section 8(e) that are authorized for issuance in the future. The Corporation shall use its best efforts to have any such additional number of shares of Common Stock authorized for issuance within 180 days of the Fundamental Change Repurchase Date.

(b) Not less than twenty five (25) Trading Days prior to the Fundamental Change Repurchase Date, the Corporation shall mail or cause to be mailed, by first class mail, to all holders of record on such date a notice (the “Fundamental Change Repurchase Notice”) of the occurrence of such Fundamental Change and of the repurchase right at the option of the holders arising as a result thereof to each holder of Convertible Preferred Stock at its last address as the same appears on the securities register for the Convertible Preferred Stock. Such notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. Each Fundamental Change Repurchase Notice shall state:

(i) the Fundamental Change Repurchase Price, the Conversion Rate at the time of such notice (and any applicable adjustments to such Conversion Rate) and the amount of dividends, if any, that will be payable with respect to the Convertible Preferred Stock on the Fundamental Change Repurchase Date;

(ii) the Make-Whole Premium, if any;

(iii) the events constituting the Fundamental Change and the date of the Fundamental Change;

(iv) the date on which the Fundamental Change will become effective and the Fundamental Change Repurchase Date;

(v) the last date on which a holder may exercise the repurchase right;

(vi) whether the Corporation elects to pay the Fundamental Change Repurchase Price in cash, in shares of Common Stock or a combination thereof, specifying the percentage or amount of each and the procedure for delivery by the Corporation of such Fundamental Change Repurchase Price;

(vii) whether the Corporation elects to pay the Make-Whole Premium in cash, in shares of Common Stock or a combination thereof, specifying the percentage or amount of each and the procedure for delivery by the Corporation of such Make-Whole Premium;

(viii) if the Corporation elects to pay any portion of the Fundamental Change Repurchase Price or Make-Whole Premium in shares of Common Stock, the method of calculating the Market Price of the Common Stock;

(ix) the name and address of the Conversion Agent;

(x) that shares of Convertible Preferred Stock as to which a Fundamental Change Repurchase Election has been given by the holder may be converted only if the election has been withdrawn by the holder in accordance with the terms of these Articles Supplementary (provided that the Convertible Preferred Stock is otherwise convertible in accordance with Section 7);

(xi) that the holder shall have the right to withdraw any shares of Convertible Preferred Stock surrendered prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (or any such later time as may be required by applicable law);

(xii) a description of the procedure which a holder of Convertible Preferred Stock must follow to exercise such repurchase right or to withdraw any surrendered shares of Convertible Preferred Stock;

(xiii) the CUSIP number or numbers assigned to the Convertible Preferred Stock (if then generally in use); and

(xiv) briefly, the conversion rights of the Convertible Preferred Stock and whether, at the time of such notice, the Convertible Preferred Stock is eligible for conversion.

No failure of the Corporation to give the foregoing notices and no defect therein shall limit the repurchase rights of holders of Convertible Preferred Stock or affect the validity of the proceedings for the repurchase of the Convertible Preferred Stock pursuant to this Section 8.

(c) Shares of Convertible Preferred Stock shall be repurchased pursuant to this Section 8 at the option of the holder upon:

(i) delivery to the Transfer Agent by a holder of a duly completed notice (a “Fundamental Change Repurchase Election”) in the form set forth on the reverse of the share certificate for the Convertible Preferred Stock subject to such election at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law, stating:

(1)	if certificated shares of Convertible Preferred Stock have been issued, the certificate numbers of the shares of Convertible Preferred Stock which the holder shall deliver to be repurchased;

(2)	the number of shares of Convertible Preferred Stock that the holder shall deliver to be repurchased, which number shall be in integral multiples of whole shares;

(3)	that such shares of Convertible Preferred Stock shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Convertible Preferred Stock and in these Articles Supplementary; and

(4)	in the event the Corporation elects to pay the Fundamental Change Repurchase Price and/or the Make-Whole Redemption Premium, in whole or in part, in shares of Common Stock but such portion of the Fundamental Change Repurchase Price and/or the Make-Whole Premium shall ultimately be paid to such holder entirely in cash because any of the conditions to payment of the Fundamental Change Repurchase Price or Make-Whole Premium in shares of Common Stock is not satisfied prior to the close of business on the Business Day prior to the relevant Fundamental Change Repurchase Date, whether such holder elects (i) to withdraw such Fundamental Change Repurchase Election as to some or all of the shares of Convertible Preferred Stock to which such election relates (stating the principal amount and certificate numbers, if any, of the shares of Convertible Preferred Stock as to which such withdrawal relates) or (ii) to receive cash in respect of the entire Fundamental Change Repurchase Price for all shares of Convertible Preferred Stock to which such election relates; and

(ii) delivery or book-entry transfer of the shares of Convertible Preferred Stock to the Transfer Agent simultaneously with or at any time after delivery of the Fundamental Change Repurchase Election (together with all necessary endorsements) to the Transfer Agent (or any other agent appointed by the Corporation) in the Borough of Manhattan, such delivery or transfer being a condition to receipt by the holder of the Fundamental Change Repurchase Price therefor; provided that such Fundamental Change Repurchase Price and the Make-Whole Premium, if any, shall be so paid pursuant to this Section 8 only if the shares of Convertible Preferred Stock so delivered or transferred to the Transfer Agent (or other agent appointed by the Corporation) shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Election. All questions as to the validity, eligibility (including time of receipt) and acceptance of any shares of Convertible Preferred Stock for repurchase shall be determined by the Corporation, whose determination shall be final and binding absent manifest error.

If a holder fails to indicate such holder’s choice with respect to the election set forth in Section 8(c)(i)(4), such holder shall be deemed to have elected to receive cash in respect of the entire Fundamental Change Repurchase Price and/or Make-Whole Premium for all shares of Convertible Preferred Stock subject to such Fundamental Change Repurchase Election in the circumstances set forth in Section 8(c)(i)(4).

(d) Without limiting the foregoing:

(i) If a Fundamental Change (other than a Fundamental Change relating solely to paragraph (3) of the definition thereof) occurs at any time prior to June 30, 2014, then the Fundamental Change Repurchase Price will include a make-whole-premium (a “Make-Whole Premium”) calculated as provided below.

(ii) The Make-Whole Premium will equal the product of the liquidation preference per share of Convertible Preferred Stock and a specified percentage (the “Additional Premium”). The Additional Premium will be determined by reference to the table set forth below and will be based on the date on which the Fundamental Change becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per share of Common Stock in the transaction constituting the Fundamental Change. If holders of Common Stock receive only cash in the Fundamental Change, the Stock Price shall be the cash amount paid per share. If holders of Common Stock receive a combination of cash and other property in the Fundamental Change, the Stock Price shall be the average of the Closing Sale Price of the Common Stock on the five (5) Trading Days up to, but not including, the Effective Date of the Fundamental Change.

The Stock Prices set forth in the first row of the table below will be adjusted as of any date on which the Conversion Rate of the Convertible Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such Adjustment Event, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the Adjustment Event giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

The following table sets forth the Additional Premiums as percentages of the liquidation preference per share of Convertible Preferred Stock:

Effective Date	Stock Price
	$18.95	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$26.00	$27.00	$28.00	$29.00	$30.00	$33.00	$36.00	$39.00
June 28, 2004	0.0%	5.4%	7.7%	10.0%	11.4%	9.8%	8.3%	6.8%	5.5%	4.7%	3.7%	2.8%	1.1%	0.1%	0.0%
June 30, 2005	0.0%	5.0%	7.2%	9.6%	11.0%	9.3%	7.7%	6.5%	5.5%	4.2%	3.6%	2.6%	1.1%	0.1%	0.0%
June 30, 2006	0.0%	4.3%	6.6%	8.9%	10.2%	8.4%	7.2%	6.0%	4.6%	4.0%	2.9%	2.4%	0.8%	0.0%	0.0%
June 30, 2007	0.0%	3.2%	5.4%	7.9%	9.1%	7.3%	6.3%	4.7%	3.9%	2.9%	2.3%	1.5%	0.4%	0.0%	0.0%
June 30, 2008	0.0%	1.8%	3.6%	6.1%	7.4%	5.3%	4.2%	2.8%	2.3%	1.3%	1.0%	0.7%	0.0%	0.0%	0.0%
June 30, 2009	0.0%	0.4%	1.4%	2.4%	2.8%	0.1%	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2010	0.0%	0.2%	1.4%	2.0%	2.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2011	0.0%	0.1%	1.0%	1.3%	1.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2012	0.0%	0.0%	0.3%	0.8%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2013	0.0%	0.0%	0.0%	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
June 30, 2014	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The exact Stock Price and repurchase dates may not be set forth in the table above, in which case:

(A) If the Stock Price is between two Stock Price amounts shown on the table above or the Fundamental Change Repurchase Date is between two Effective Dates shown on the table above, the Additional Premium will be determined by a straight-line interpolation between the Additional Premium amounts set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year.

(B) If the Stock Price is equal to or in excess of $39.00 per share of Common Stock (subject to adjustment), no Make-Whole premium will be paid.

(C) If the Stock Price is less than or equal to $18.95 per share of Common Stock (subject to adjustment), no Make-Whole premium will be paid.

(iii) The Make-Whole Premium so calculated payable to a holder of shares of Convertible Preferred Stock who elects to require the Corporation to repurchase such shares pursuant to this Section 8 will be payable in cash, shares of Common Stock or a combination thereof at the Corporation’s option. The number of shares of Common Stock, if any, to be delivered pursuant to the preceding sentence shall be determined in the manner set forth in Section 8(e).

(iv) Notice of any Make-Whole Premium shall be included in the Fundamental Change Repurchase Notice described in Section 8(b) above and such notice shall include the Make-Whole Premium amount and procedure for delivery by the Corporation of such Make-Whole Premium.

(e) (i) The shares of Convertible Preferred Stock to be repurchased by the Corporation on any Fundamental Change Repurchase Date pursuant to Section 8(c) and, if applicable, the Make-Whole Premium, may be paid for, in whole or in part, at the election of the Corporation, in U.S. legal tender (“cash”) or shares of Common Stock, or in any combination of cash and shares of Common Stock, subject to the conditions set forth in Section 8(e)(iv). The Corporation shall designate in its Fundamental Change

Repurchase Notice whether the Corporation will pay the purchase price for the shares of Convertible Preferred Stock and/or pay, if applicable, the Make-Whole Premium in cash or shares of Common Stock or, if in a combination or in combinations thereof, the respective percentages of the Fundamental Change Repurchase Price and/or Make-Whole Premium that it will pay in cash and the respective percentages that it will pay in shares of Common Stock; provided that the Corporation will pay cash for accumulated and unpaid dividends and for fractional interests in shares of Common Stock in an amount based upon the Market Price with respect to the applicable Fundamental Change Repurchase Date. For purposes of determining the amount of any fractional interests, all Shares of Convertible Preferred Stock subject to repurchase held by a holder shall be considered together (no matter how many separate certificates are to be presented).

(ii) Each holder whose shares of Convertible Preferred Stock are repurchased pursuant to Section 8 shall receive the same respective percentages of cash or shares of Common Stock in payment of the Fundamental Change Repurchase Price and Make-Whole Premium for such shares of Convertible Preferred Stock as any other holder whose shares of Convertible Preferred Stock are so repurchased, except (x) as provided in Section 8(e)(i) with regard to the payment of cash in lieu of fractional shares of Common Stock and (y) in the event that the Corporation is unable to purchase the shares of Convertible Preferred Stock of a holder or holders for shares of Common Stock because any necessary qualifications or registrations of the shares of Common Stock under applicable state securities laws cannot be obtained, or because the conditions to purchasing such shares of Convertible Preferred Stock for shares of Common Stock set forth in Section 8(e)(iv) have not been satisfied, the Corporation may purchase the shares of Convertible Preferred Stock of such holder or holders for cash. The Corporation may not change its election with respect to the consideration (or components or percentages of components thereof) to be paid once the Corporation has given its Fundamental Change Repurchase Notice to holders except as provided in the preceding sentence or pursuant to Section 8(e)(iv) in the event of a failure to satisfy, prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, any condition to the payment of the Fundamental Change Repurchase Price and/or Make-Whole Premium in whole or in part in shares of Common Stock.

(iii) If the Corporation elects to pay the Fundamental Change Repurchase Price and/or Make-Whole Premium, or any respective percentages thereof, with respect to a Fundamental Change Repurchase Date, in shares of Common Stock, the number of shares of Common Stock to be delivered with respect to each share of Convertible Preferred Stock shall be equal to the quotient obtained by dividing (x) the dollar amount of the Fundamental Change Repurchase Price (not including any accumulated and unpaid dividends) and/or the Make-Whole Premium to be paid in shares of Common Stock by (ii) 97% of the Market Price with respect to such Fundamental Change Repurchase Date; provided that no fractional shares will be delivered.

(iv) The Corporation’s right to elect to pay some or all of the Fundamental Change Repurchase Price and/or Make-Whole Premium with respect to a Fundamental Change Repurchase Date by delivering shares of Common Stock shall be conditioned upon:

(1)	the Corporation giving timely notice of its election and not having previously given notice of an election to pay the Fundamental Change Repurchase Price and/or Make-Whole Premium with respect to such Fundamental Change Repurchase Date entirely in cash;

(2)	the Common Stock then being listed on a national or regional securities exchange or quoted on the Nasdaq National Market or other similar automated quotation system; and

(3)	information necessary to calculate the Market Price being published in a daily newspaper of national circulation or being otherwise readily publicly available.

If the foregoing conditions are not satisfied with respect to a holder or holders prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, the Corporation shall pay the entire Fundamental Change Repurchase Price and/or Make-Whole Premium for the shares of Convertible Preferred Stock of such holder or holders in cash.

Upon determination of the actual number of shares of Common Stock to be issued upon repurchase of shares of Convertible Preferred Stock, the Corporation shall be required to disseminate a press release through Dow Jones & Corporation, Inc., Bloomberg Business News or a comparable news service containing this information or publish the information on the Corporation’s web site or through such other public medium as the Corporation may use at that time.

(v) All shares of Common Stock delivered upon repurchase of shares of Convertible Preferred Stock shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

(vi) If a holder is paid some or all of the Fundamental Change Repurchase Price and/or Make-Whole Premium with respect to such holder’s shares of Convertible Preferred Stock in shares of Common Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on such issue of Common Stock; provided that the holder shall pay any such tax which is due because the holder requests the Common Stock to be issued in a name other than that of the holder. The Transfer Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax which will be due because the shares of Common Stock are to be issued in a name other than the holder’s name. Nothing herein shall preclude any income tax withholding required by law or regulations.

(v) The Corporation may irrevocably elect, in its sole discretion and without the consent of holders of the shares of Convertible Preferred Stock, by notice to the holders of Convertible Preferred Stock, to satisfy in cash 100% of the Fundamental Change Repurchase Price and/or the Make-Whole Premium of shares of Convertible Preferred Stock that are the subject of a Repurchase Notice received by the Transfer Agent and the Corporation after the date of such election.

(f) On or prior to a Fundamental Change Repurchase Date, the Corporation will set aside in trust for the benefit of the holders of shares of Convertible Preferred Stock an amount of cash and/or shares of Common Stock, as applicable, sufficient to repurchase on the Fundamental Change Repurchase Date all of the shares of Convertible Preferred Stock to be repurchased on such date at the Fundamental Change Repurchase Price and, if applicable, to pay the Make-Whole Premium.

If the Corporation has set aside in trust for the benefit of the holders of shares of Convertible Preferred Stock an amount of cash and/or shares of Common Stock, as applicable, sufficient to repurchase on the Fundamental Change Repurchase Date all of the shares of Convertible Preferred Stock to be repurchased on such date at the Fundamental Change Repurchase Price and, if applicable, to pay the Make-Whole Premium, then on or after the Fundamental Change Repurchase Date, (i) such shares of Convertible Preferred Stock to be repurchased will cease to be outstanding, (ii) dividends on such Convertible Preferred Stock to be repurchased will cease to accumulate, whether or not book-entry transfer of the shares of Convertible Preferred Stock has been made or the shares of Convertible Preferred Stock have been delivered to the Transfer Agent, and (iii) all other rights of the holders of such shares of Convertible Preferred Stock to be repurchased will terminate other than the right to receive the Fundamental Change Repurchase Price upon transfer or delivery of the shares of Convertible Preferred Stock.

(g) Upon receipt by the Transfer Agent of a Fundamental Change Repurchase Election, the holder of the share of Convertible Preferred Stock in respect of which such election was given shall (unless such notice is validly withdrawn) thereafter be entitled to receive solely the Fundamental Change Repurchase Price and, if applicable, the Make-Whole Premium with respect to such share of Convertible Preferred Stock. Such Fundamental Change Repurchase Price and/or Make-Whole Premium shall be paid to such holder promptly (but in no event more than five (5) Business Days) following the later of (x) the Fundamental Change Repurchase Date with respect to such share of Convertible Preferred Stock (provided that the holder has satisfied the conditions in Section 8(c)) and (y) the time of book-entry transfer or delivery of such shares of Convertible Preferred Stock to the Transfer Agent by the holder thereof in the manner required by Section 8(c). Shares of Convertible Preferred Stock in respect of which a Fundamental Change Repurchase Election has been given by the holder thereof may not be converted pursuant to Section 7 hereof on or after the date of the delivery of such Fundamental Change Repurchase Election unless such notice has first been validly withdrawn.

(h) Notwithstanding anything herein to the contrary, any holder delivering to the Transfer Agent a Fundamental Change Repurchase Election shall have the right to withdraw such election at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (or any such later time as may be required by applicable law) by delivery of a written notice of withdrawal to the Transfer Agent appointed by the Corporation) specifying:

(i) the certificate number, if any, of the shares of Convertible Preferred Stock in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information if the shares of Convertible Preferred Stock in respect of which such notice of withdrawal is being submitted is in book-entry form,

(ii) the number of shares of Convertible Preferred Stock with respect to which such notice of withdrawal is being submitted, and

(iii) the number of shares of Convertible Preferred Stock, if any, which remain subject to the original Fundamental Change Repurchase Election and which has been or will be delivered for repurchase by the Corporation.

The Transfer Agent will promptly notify the Corporation of the receipt by it of any Fundamental Change Repurchase Election or written notice of withdrawal thereof.

(i) The Corporation will comply with the provisions of Rules 13e-4 and 14e-1 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of shares of Convertible Preferred Stock in the event of a Fundamental Change Repurchase Date. If then required by applicable law, the Corporation will file a Schedule TO or any other schedule required in connection with such repurchase.

(j) In the case of a reclassification, consolidation, merger, sale or disposition to which Section 7(j) applies, in which the Common Stock of the Corporation is changed or exchanged as a result into the right to receive stock, securities or other property or assets (including cash), which includes shares of Common Stock of the Corporation or shares of common stock of another Person that are, or upon issuance will be, traded on a U.S. national securities exchange or approved for trading on an established automated over the counter trading market in the United States and such shares constitute at the time such change or exchange becomes effective in excess of 50% of the aggregate fair market value of such stock, securities or other property or assets (including cash) (as determined by the Corporation, which determination shall be conclusive and binding), then the provisions of Section 8(e) relating to the Corporation’s option to deliver shares of Common Stock in payment of the Fundamental Change Repurchase Price and/or Make-Whole Premium shall apply to such other Person if different from the Corporation and the common stock issued by such Person (in lieu of the Corporation and the Common Stock of the Corporation).

9. Consolidation, Merger and Sale of Assets.

(a) The Corporation, without the consent or vote of the holders of any of the outstanding Convertible Preferred Stock, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Corporation; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Convertible Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Convertible Preferred Stock had immediately prior to such transaction; and (c) the Corporation delivers to the Transfer Agent an Officers’ Certificate and an Opinion of Counsel stating that such transaction complies with these Articles Supplementary.

(b) Upon any consolidation by the Corporation with, or merger by the Corporation into, any other Person or any conveyance, transfer or lease of all or substantially all the assets of the Corporation as described in Section 9(a), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of Convertible Preferred Stock, including, without limitation, the right and power to redeem the Convertible Preferred Stock as set forth in Section 5, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Office and witnessed by its Assistant Secretary on June 30, 2004.

NATIONWIDE HEALTH PROPERTIES, INC.

By:	/s/ Douglas M. Pasquale
Name: Douglas M. Pasquale
Title: President and Chief Executive Officer

WITNESS:

By:	/s/ Mark L. Desmond
Name: Mark L. Desmond
Title: Assistant Secretary

THE UNDERSIGNED, President and Chief Executive Officer of NATIONWIDE HEALTH PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects under the penalties of perjury.

By:	/s/ Douglas M. Pasquale
Name: Douglas M. Pasquale
Title: President and Chief Executive Officer